Exhibit 2.2

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

VCAT, LLC

AND

VENTURE CATALYST INCORPORATED

August 25, 2006

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of August 25, 2006, by and between Venture Catalyst Incorporated, a Utah corporation (“Seller”), and VCAT, LLC, a Delaware limited liability company (“Buyer”).

BACKGROUND

A. Seller is party to an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among IGT, a Nevada corporation (“Parent”), Mariposa Acquisition Corp., a Utah corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and Seller.

B. Seller owns certain assets used by it in its Consulting Services Division (as such term is defined below) and desires to sell and assign to Buyer, and Buyer desires to purchase and assume from Seller, certain of such assets and related liabilities, all on the terms and subject to the conditions set forth below.

C. Seller and Buyer desire that the purchase and sale contemplated by this Agreement occur immediately following the consummation of the merger of Merger Sub with and into Seller as contemplated by the Merger Agreement (the “Merger”).

AGREEMENT

In consideration of the representations, warranties, covenants and agreements contained herein, Seller and Buyer hereby agree as set forth below.

ARTICLE I

DEFINITIONS; INTERPRETATION

1.1 Definitions. As used in this Agreement, the following terms have the meanings specified in this Section 1.1.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person.

“Agreement” shall have the meaning given that term in the preamble hereto.

“Assigned Contracts” shall have the meaning given that term in Section 2.1(a).

“Assumed Liabilities” shall have the meaning given that term in Section 2.3.

“Assumption Agreement” means an assumption agreement in the form attached hereto as Exhibit A.

“Bill of Sale” means a bill of sale in the form attached hereto as Exhibit B.

“Closing” shall have the meaning given that term in Section 2.7.

“Closing Date” shall have the meaning given that term in Section 2.7.

“Consulting Services Agreement” means the consulting services agreement, dated as of the date hereof, between Buyer and Seller, a copy of which is attached hereto as Exhibit C.

“Consulting Services Division” means the operations of Seller primarily focused on providing gaming and hospitality consulting services to clients in the gaming and hospitality industry.

“Damages” shall have the meaning given that term in Section 5.2.

“Excluded Liabilities” shall have the meaning given that term in Section 2.4.

“Governmental Entity” means any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign, including, without limitation, the National Indian Gaming Commission, the California Gambling Control Commission, the Nevada State Gaming Control Board, the Nevada Gaming Commission or any other tribal or governmental authority regulating any form of gaming.

“Indemnified Party” shall have the meaning given that term in Section 5.4.

“Indemnifying Party” shall have the meaning given that term in Section 5.4.

“Indemnitees” shall have the meaning given that term in Section 5.2.

“Law” means any applicable federal, state, municipal, local or foreign statute, law, ordinance, rule, regulation, judgment or order of any kind or nature whatsoever including any judgment or order of any Governmental Entity.

“Liabilities” with respect to any Person, means all debts, liabilities, obligations and commitments of such Person of any nature or kind whatsoever, whether or not due or to become due, accrued, fixed, absolute, matured, determined, determinable or contingent, whether or not incurred directly by such Person or by any predecessor of such Person, whether or not known or unknown, and whether or not arising out of any act, omission, transaction, circumstance, sale of goods or service or otherwise.

“Lien” means any pledge, claim, lien, charge, encumbrance or security interest of any kind or nature whatsoever.

“Other Agreements” means, collectively, the Assumption Agreement, the Bill of Sale, the Consulting Services Agreement, Promissory Note I, Promissory Note II, Promissory Note III and the Security Agreement.

“Person” means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization, Governmental Entity or other entity.

“Promissory Note I” means the promissory note to be made by Buyer in favor of Seller, in the aggregate principal amount of $2,000,000 and otherwise in the form attached hereto as Exhibit D.

“Promissory Note II” means the promissory note to be made by Buyer in favor of Seller, in the aggregate principal amount of $500,000 and otherwise in the form attached hereto as Exhibit E.

“Promissory Note III” means the promissory note to be made by Buyer in favor of Seller, in the aggregate principal amount of $2,000,000 and otherwise in the form attached hereto as Exhibit F.

“Purchase Price” shall have the meaning given that term in Section 2.6.

“Purchased Assets” shall have the meaning given that term in Section 2.1.

“Retained Assets” shall have the meaning given that term in Section 2.2.

“Security Agreement” means the security agreement (the form of which is attached hereto as Exhibit G) proposed to be entered into between Buyer and Seller to secure Buyer’s obligations to Seller under each of Promissory Note I, Promissory Note II and Promissory Note III.

“Transferred Employees” shall have the meaning given that term in Section 4.3(c).

1.2 Interpretation. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” and “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

ARTICLE II

THE TRANSACTION

2.1 Sale and Purchase of Assets. Subject to the provisions of this Agreement, at the Closing, Seller agrees to sell, transfer, assign and deliver to Buyer, and Buyer agrees to purchase and accept from Seller, on the terms and subject to the conditions set forth in this Agreement, all of Seller’s right, title and interest in and to the following assets (collectively, the “Purchased Assets”):

(a) The contracts set forth on Schedule 2.1(a) (collectively, the “Assigned Contracts”) and an amount of cash equal to any prepayments paid to the Seller prior to the Closing Date for services to be rendered pursuant to the Assigned Contracts on or after the Closing Date;

(b) The furniture, fixtures and equipment set forth on Schedule 2.1(b) and up to $20,000 in current fair market value of any supplies and other incidental items of personal property (excluding computers, computer equipment and any intellectual property owned or used by Seller) used by the Transferred Employees, immediately prior to the Closing Date;

(c) The intellectual property rights set forth on Schedule 2.1(c);

(d) The equity interests and insurance policy rights set forth on Schedule 2.1(d); and

(e) $500,000 in cash.

2.2 Retained Assets. The provisions of Section 2.1 notwithstanding, Seller shall retain, and the Purchased Assets shall not include, the following assets (collectively, the “Retained Assets”):

(a) the consideration to be delivered to Seller pursuant to this Agreement; and

(b) any asset of Seller not described in Section 2.1(a), (b), (c), (d) or (e).

2.3 Assumption of Liabilities. Subject to the terms and conditions of this Agreement, effective as of the Closing Date, Buyer shall assume and agree to perform, pay or discharge, when due, to the extent not theretofore performed, paid or discharged, the following Liabilities of Seller (collectively, the “Assumed Liabilities”):

(a) all Liabilities with respect to the Assigned Contracts (irrespective of whether such Liabilities arose on, before or after the Closing Date);

(b) those Liabilities set forth on Schedule 2.3(b); and

(c) any and all Liabilities of the Consulting Services Division or otherwise arising out of, or relating to the operation of the Purchased Assets (irrespective of whether such Liabilities arose on, before or after the Closing Date), other than the liabilities set forth on Schedule 2.4.

2.4 Excluded Liabilities. Except as set forth in Section 2.3 above with respect to the Assumed Liabilities, Buyer shall not assume or otherwise become liable for any Liabilities of Seller, including, but not limited to the liabilities set forth on Schedule 2.4 (the “Excluded Liabilities”).

2.5 No Expansion of Third Party Rights. The assumption by Buyer of the Assumed Liabilities shall not create any third party beneficiary rights (other than in favor of Parent) which are not presently granted to any party under the terms of any contract or agreement which is expressly assumed by Buyer under the terms of this Agreement.

2.6 Purchase Price. In consideration for the sale, transfer, assignment and delivery to Buyer of all of Seller’s right, title and interest in and to the Purchased Assets, at the Closing Buyer shall:

(a) execute and deliver Promissory Note I to Seller;

(b) execute and deliver Promissory Note II to Seller;

(c) execute and deliver Promissory Note III to Seller; and

(d) assume the Assumed Liabilities (together with the consideration set forth in subsections (a) through (c) above, the “Purchase Price”).

2.7 Closing. The consummation of the purchase and sale of the Purchased Assets, the assumption of the Assumed Liabilities, the transfer of the risk of loss with respect to the Purchased Assets hereunder and the consummation of the other transactions contemplated hereby (the “Closing”) shall take place immediately following the later to occur of (i) the second business day following the satisfaction or waiver of the conditions set forth in Article IV, and (ii) the closing of the Merger (the “Closing Date”), at the offices of O’Melveny & Myers LLP, located at 610 Newport Center Drive, 17th Floor, Newport Beach, California. All transactions at the Closing shall be deemed to have taken place simultaneously, and no transaction shall be deemed to have been completed, no document shall be deemed to have been delivered and no payment shall be deemed to have been made unless and until all such transactions have been completed, all such documents have been delivered and all such payments have been made, pursuant to and in accordance with the terms and conditions of this Agreement.

2.8 Further Assurances. At any time and from time to time after the Closing Date, as and when requested by Buyer, Seller shall, at Buyer’s expense, promptly execute and deliver or cause to be executed and delivered, all such documents, instruments and certificates and shall take, or cause to be taken, all such further or other actions as are reasonably necessary to fully vest in Buyer title to all of Seller’s right, title and interest in the Purchased Assets.

2.9 Allocation of Purchase Price. The Purchase Price and the Assumed Liabilities shall be allocated by Seller among the Purchased Assets in a manner consistent with the requirements of Section 1060 of the Internal Revenue Code and regulations thereunder, which such allocation shall be reasonably acceptable to Buyer. Seller and Buyer shall cooperate in good faith to agree on such allocation on or before the Closing Date. Buyer and Seller agree to each prepare and file on a timely basis with the Internal Revenue Service substantially identical initial and supplemental Internal Revenue Service Forms 8594 “Asset Acquisition Statements Under Section 1060” consistent with such allocation.

2.10 Title. Title to all Purchased Assets shall pass from Seller to Buyer at Closing, pursuant to the terms and subject to the conditions of this Agreement.

2.11 Prorations.

(a) Utilities; Personal Property Taxes. On the Closing Date, or as promptly as practicable following the Closing Date, but in no event later than sixty (60) calendar days thereafter, the personal property taxes, water, gas, electricity and other utilities, common area maintenance reimbursements to lessors, local business or other license fees, merchants’ association dues and other similar periodic charges payable with respect to the Purchased Assets or the Consulting Services Division shall be prorated between Buyer and Seller effective as of the Closing Date. To the extent practicable, utility meter readings for those leased facilities anticipated to be assumed by Buyer shall be determined as of the Closing Date. Personal property taxes shall be prorated on a per diem basis.

(b) Rents. Seller shall pay all rent under the real property leases included in the Assigned Contracts through the end of the calendar month in which the Closing Date occurs, and, on the Closing Date, Buyer shall reimburse Seller for such rent accrued from the Closing Date through the end of such month as part of the post Closing proration.

2.12 Closing Costs; Transfer Taxes and Fees. Buyer shall be responsible for any documentary and transfer taxes and any sales, use or other taxes imposed by reason of the transfers of Purchased Assets provided hereunder and any deficiency, interest or penalty asserted with respect thereto.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

As a material inducement to Seller to enter into this Agreement and consummate the transactions contemplated hereby, Buyer represents and warrants to Seller as follows:

3.1 Organization. Buyer is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer has the power and authority to own or lease its properties, carry on its business, enter into this Agreement and the Other Agreements and perform its obligations hereunder and thereunder.

3.2 Authorization and Enforceability. The execution and delivery of this Agreement and the Other Agreements by Buyer and the consummation by Buyer of the transactions contemplated hereunder and thereunder have been duly authorized by all necessary corporate action on the part of Buyer. Assuming the due authorization, execution and delivery of this Agreement and the Other Agreements (to which it is a party) by Seller, this Agreement has been, and the Other Agreements will be at the Closing, duly executed and delivered by Buyer and constitute valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

3.3 No Violation; Consents.

(a) The execution and delivery of this Agreement and the Other Agreements does not, and the consummation of the transactions contemplated herein or therein and compliance with the provisions of this Agreement and the Other Agreements will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Seller under, (i) except as set forth on Schedule 3.3(a), any contract (including the Assigned Contracts), loan or credit agreement, note, bond, mortgage, indenture, lease, joint venture or other agreement, instrument, permit, concession, franchise or license applicable to Seller or its properties or assets, or (ii) any judgment, order, decree, statute, Law, ordinance, rule or regulation (including, without limitation, those of the National Indian Gaming Commission, the California Gambling Control Commission, the Nevada State Gaming Control Board, the Nevada Gaming Commission or any other tribal or governmental authority regulating any form of gaming) applicable to Seller or its properties or assets.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required to be obtained or made by Buyer or Seller in connection with the execution and delivery of this Agreement by Buyer and Seller or the consummation by Buyer or Seller of the transactions contemplated by this Agreement.

(c) Buyer shall use its commercially reasonable efforts to obtain, prior to the Closing, consents (in form and substance reasonably acceptable to Seller and Parent) with respect to each of the matters set forth on Schedule 3.3(a).

(d) For the avoidance of doubt, the representations and warranties made by Buyer hereunder are made without giving effect to any impact that the ownership of Seller at the Closing by Parent would have on such representations and warranties (i.e., Buyer is not making any representations or warranties hereunder with respect to consents or approvals that may be required with respect to Parent, separate from those that would have been required by Seller if the sale of the Purchased Assets took place immediately prior to the Merger).

3.4 No Pending Litigation or Proceedings. No litigation is pending or, to the knowledge of Buyer, threatened against Buyer in connection with any of the transactions contemplated by this Agreement or any Other Agreement. There is presently no outstanding judgment, decree or order of any Governmental Entity against Buyer in connection with the transactions contemplated by this Agreement or any Other Agreement.

3.5 Ownership. L. Donald Speer, II is the sole record and beneficial owner of all outstanding membership interests and other equity interests in Buyer.

3.6 Brokers. None of Buyer, Seller nor any of their respective officers, directors or employees has employed any broker or finder, or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for Buyer or Seller in connection with this Agreement or the transactions contemplated hereby.

3.7 Value of Certain Assets. To the best of Buyer’s knowledge, the assets listed on Schedule 2.1(d) have a current fair market value of less than $50,000 as of the Closing Date.

3.8 Condition of Assets. Buyer understands and acknowledges that the Purchased Assets shall be transferred to Buyer “AS IS, WHERE IS, WITH ALL FAULTS.” SELLER MAKES NO REPRESENTATION OR WARRANTY, STATUTORY, EXPRESS OR IMPLIED, WHATSOEVER WITH RESPECT TO THE PURCHASED ASSETS OR THE CONSULTING SERVICES DIVISION, INCLUDING AS TO THE TITLE OR CONDITION OF THE PURCHASED ASSETS OR ANY SPECIFIC ITEM THEREOF OR DESCRIPTION THEREOF, THE DIFFICULTY OR COSTS OF DISMANTLING OR REMOVING THE SAME, THE MERCHANTABILITY THEREOF OR THE FITNESS THEREOF FOR ANY PARTICULAR PURPOSE OR ANY IMPLIED WARRANTY OF NON-INFRINGEMENT.

ARTICLE IV

CONDITIONS PRECEDENT

4.1 Condition to Each Party’s Obligation to Effect the Closing. The respective obligation of each party to effect the Closing is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) No Injunctions or Restraints. No litigation brought by a Governmental Entity shall be pending, and no litigation shall be threatened by any Governmental Entity, which seeks to enjoin or prohibit the consummation of the Closing, and no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Closing shall be in effect; and

(b) Merger. The Merger shall have been consummated.

4.2 Additional Conditions to Obligation of Buyer. The obligation of Buyer to effect the Closing is also subject to the following conditions:

(a) Delivery by Seller. Seller shall have delivered or caused to be delivered to Buyer at the Closing:

(i) The Bill of Sale to the Purchased Assets executed by Seller.

4.3 Additional Conditions to Obligation of Seller. The obligation of Seller to effect the Closing is also subject to the following conditions:

(a) Deliveries by Buyer. Buyer shall have delivered or caused to be delivered to Seller at the Closing:

(i) The Assumption Agreement executed by Buyer;

(ii) Promissory Note I executed by Buyer;

(iii) Promissory Note II executed by Buyer;

(iv) Promissory Note III executed by Buyer;

(v) The Security Agreement executed by Buyer;

(vi) A certificate of good standing from the Secretary of State of the State of Delaware stating that Buyer is a validly existing limited liability company in good standing;

(vii) Duly adopted resolutions of the members or the manager of Buyer approving the execution, delivery and performance of this Agreement and the instruments contemplated hereby, certified by the Secretary of Buyer; and

(viii) A true and complete copy of the certificate of formation of Buyer certified by the Secretary of State of the State of Delaware, and a true and complete copy of the operating agreement or comparable governing instrument, as amended, of Buyer certified by the Secretary of Buyer.

(b) Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall be true and correct as of the Closing Date with the same force and effect as if made on and as of the Closing Date, except to the extent that any failures of such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Buyer. Seller shall have received a certificate of the Chief Executive Officer of Buyer to such effect.

(c) Employment Offers. Buyer shall have extended offers of employment to each of the employees of Seller listed on Schedule 4.3(c) (the “Transferred Employees”), such employment to be for substantially equivalent positions and on substantially equivalent compensation and benefits as such employees currently receive from Seller and such employment to be at the facilities of Seller which are being assigned to Buyer hereunder.

(d) Security Interest. Seller shall have received evidence reasonably satisfactory to it of the filing, or of provision acceptable to Seller for the filing, of appropriate UCC financing statements, naming Seller as secured party, in such office or offices as may be necessary or desirable to perfect the security interests created by the Security Agreement. Seller shall have received evidence reasonably satisfactory to it, that there are no Liens against Buyer or any of its assets, other than immaterial Liens of not more than $10,000 in the aggregate.

(e) Approval of Prepayments. Seller shall have received evidence reasonably satisfactory to it that the amount of cash to be included in the Purchased Assets for prepayments under Section 2.1(a), if applicable, are for services to be rendered by Buyer post Closing under the Assigned Contracts.

ARTICLE V

SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

5.1 Survival of Representations. All representations, warranties and agreements of Buyer shall survive the Closing until the expiration of the applicable statute of limitations, but all claims for damages made by virtue of such representations, warranties and agreements shall be made under, and subject to the limitations set forth in, this Article V.

5.2 Indemnification by Buyer. Buyer shall indemnify, defend, save and hold harmless Seller and its respective officers, directors, employees, agents and Affiliates (collectively, “Indemnitees”) from and against any and all demands, claims, actions or causes of action, assessments, losses, damages, deficiencies, Liabilities, costs and expenses (including reasonable legal fees, interest, penalties and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing and whether or not any such demands, claims, allegations, etc., of third parties are meritorious; collectively, “Damages”) asserted against, imposed upon, resulting to, required to be paid, or incurred by, any Indemnitees, directly or indirectly, in connection with, or arising out of (i) a breach of any representation or warranty made by Buyer in this Agreement or in any certificate or document furnished pursuant hereto by Buyer or in any Other Agreement, (ii) a breach or non-fulfillment of any covenant or agreement made by Buyer in or pursuant to this Agreement or in any Other Agreement, (iii) the failure by Buyer to have obtained any consents necessary to be obtained by either Seller or Buyer for the assignment by Seller to Buyer of the Purchased Assets (including the failure to obtain any of the consents listed on Schedule 3.3(a), but excluding any consents necessary solely because of the ownership of the Seller by Parent as a result of the Merger), (iv) any Assumed Liability, including any Liability with respect to any of the Transferred Employees (other than for accrued wages and vacation benefits for the Transferred Employees as of the Closing Date), or (v) the ownership of the Purchased Assets by Buyer on or after the Closing Date.

5.3 Time Period. An Indemnifying Party shall be obligated to indemnify an Indemnified Party by virtue of Section 5.2 only for those Damages as to which the Indemnified Party has given the Indemnifying Party written notice thereof within three (3) years after the Closing Date.

5.4 Notice of Claims. If any Indemnitee (an “Indemnified Party”) believes that it has suffered any Damages for which it is entitled to indemnification under this Article V, such Indemnified Party shall promptly notify the party from whom indemnification is being claimed (the “Indemnifying Party”). If any action at law or suit in equity is instituted by or against a third party with respect to which any Indemnified Party intends to claim any Damages, such Indemnified Party shall promptly notify the Indemnifying Party of such action or suit. The failure of an Indemnified Party to give any notice required by this Section shall not affect any of such party’s rights under this Article V or otherwise except and to the extent that such failure is actually prejudicial to the rights or obligations of the Indemnifying Party.

5.5 Third Party Claims. The Indemnifying Party shall have the right to conduct and control, through counsel of its choosing (provided such counsel is reasonably satisfactory to the Indemnified Party), the defense of any third party claim, action or suit that it agrees in writing is subject to indemnification pursuant to the terms of this Article V, provided, however, that the Indemnifying Party may not compromise or settle the same unless such settlement or compromise only involves the payment of money, and such payment is made solely by the Indemnifying Party hereunder. The Indemnifying Party shall permit the Indemnified Party to participate in the defense of any such action or suit through counsel chosen by the Indemnified Party, provided that the fees and expenses of such counsel shall be borne by the Indemnified Party. If the Indemnifying Party undertakes to conduct and control the conduct and settlement of such action or suit, (i) the Indemnifying Party shall not thereby permit to exist any Lien upon any asset of the Indemnified Party; and (ii) the Indemnifying Party shall not consent to any settlement that does not include as an unconditional term thereof the giving of a complete release from liability with respect to such action or suit to the Indemnified Party. To the extent the Indemnifying Party elects not to defend such proceeding (and the Indemnifying Party hereby agrees to give prompt notice of such decision to the Indemnified Party or in any event within five (5) days after receipt of notice of the underlying claim under Section 5.4) and the Indemnified Party defends against such proceeding or otherwise deals with such proceeding, the Indemnified Party may retain counsel and control, defend against, negotiate, settle or otherwise deal with such proceeding, claim or demand. The costs of the Indemnified Party in undertaking such actions shall be included in the indemnification obligation of the Indemnifying Party.

ARTICLE VI

MISCELLANEOUS

6.1 Costs and Expenses. Buyer and Seller shall each pay their respective expenses, fees and commissions incurred in connection with this Agreement and the transactions contemplated hereby, including all legal and accounting fees and expenses.

6.2 Bulk Sales. Buyer hereby waives compliance with the provisions of any bulk sales Law applicable to the transactions contemplated hereby, and, notwithstanding anything else in this Agreement to the contrary, Buyer shall hold Seller harmless from and against all claims asserted against the Purchased Assets, Buyer or Seller pursuant to such bulk sales Laws.

6.3 Further Assurances. To the extent that any of the Transferred Employees that are hired by Buyer have retained any rights or interests with respect to any of the Retained Assets (including, but not limited to, copies of any data, work product or other intellectual property of Seller that relates to the Retained Assets), Buyer shall use its commercially reasonable efforts to cause those employees, at Buyer’s sole expense, to take such actions as may be reasonably requested by Seller (including the execution of any assignment documents in favor of Seller with respect to such rights and interests) to assign and deliver all such rights and interests to Seller. To the extent any computers are included in the Purchased Assets, Buyer shall ensure that all data related to the Retained Assets are removed from such computers and delivered in proper condition to Seller; provided, however, that Buyer may temporarily retain on such computers such information with respect to the Retained Assets as is necessary for Buyer to fulfill its obligations to Seller under the Consulting Services Agreement. Buyer agrees that all information related to the Retained Assets is confidential to Seller and is deemed to be Confidential Information of Seller for purposes of the Consulting Services Agreement. For the avoidance of doubt, the parties agree that Buyer is not acquiring any intellectual property rights of Seller except as set forth on Schedule 2.1(c).

6.4 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Seller, to

Venture Catalyst Incorporated

c/o International Game Technology

9295 Prototype Drive

Reno, Nevada 89521

Facsimile: (775) 448-1488

Attention: Richard Pennington, Executive Vice President

Facsimile: (775) 448-0120

Attention: J. Kenneth Creighton, Vice President

with a copy to:

O’Melveny & Myers LLP

610 Newport Center Drive, 17th Floor

Newport Beach, California 92660

Facsimile: (949) 823-6994

Attention: J. Jay Herron & Andor D. Terner

(b) if to Buyer, to:

VCAT, LLC

591 Camino de la Reina, Suite 418

San Diego, California 92108

Facsimile: (619) 330-4002

Attention: Kevin McIntosh

with a copy to:

Alhadeff & Solar, LLP

707 Broadway, Suite 800

San Diego, California 92101

Facsimile: (619) 702-3898

Attention: Robert K. Edmunds

6.5 Amendment and Waiver; Cumulative Effect. To be effective, any amendment or waiver under this Agreement must be in writing and signed by the party against whom enforcement of the same is sought. Neither the failure of any party hereto to exercise any right, power or remedy provided under this Agreement or to insist upon compliance by any other party with its obligations hereunder, nor any custom or practice of the parties at variance with the terms hereof shall constitute a waiver by such party of its right to exercise any such right, power or remedy or to demand such compliance. The rights and remedies of the parties hereto are cumulative and not exclusive of the rights and remedies that they otherwise might have now or hereafter, at law, in equity, by statute or otherwise. Notwithstanding anything herein to the contrary, this Agreement shall not be amended, nor shall any right of Seller hereunder be waived, without the prior written consent of Parent.

6.6 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to the other party.

6.7 Entire Agreement; No Third-Party Beneficiaries. This Agreement, together with the Other Agreements (and the Exhibits and Schedules hereto and thereto), constitute the entire agreement of the parties with respect to the subject matter hereof, and (with the exception of the Merger Agreement and the other agreements contemplated therein) supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and the Other Agreements and, except with respect to Parent, are not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

6.8 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the Laws of the State of Nevada, regardless of the Laws that might otherwise govern under applicable principles of conflict of Laws thereof.

6.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, which shall not be unreasonably withheld or delayed; provided, however, that after the Closing, Seller may assign this Agreement to Parent or any Affiliate of Parent and Buyer may assign this Agreement to any Affiliate of Buyer provided that as to Buyer, (i) such Affiliate is an entity, the majority of the outstanding voting securities of which are owned and controlled by a combination of the Principal Shareholders (as such term is defined in the Merger Agreement), (ii) such assignee agrees in writing (delivered to Seller prior to such assignment) to be liable to Seller for all of the obligations of Buyer under this Agreement and (iii) Buyer remains liable to Seller for all of the obligations of Buyer under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

6.10 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Nevada or in Nevada state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Nevada or any Nevada state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal or state court sitting in the State of Nevada.

6.11 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

6.12 Termination. Notwithstanding anything herein to the contrary, this Agreement shall terminate concurrently with the termination of the Merger Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

“BUYER” VCAT, LLC, a Delaware limited liability company

By:	/s/ L. DONALD SPEER, II
Name:	L. Donald Speer, II
Title:	Chairman

“SELLER” Venture Catalyst Incorporated, a Utah corporation

By:	/s/ KEVIN MCINTOSH
Name:	Kevin McIntosh
Title:	Sr. Vice President and CFO

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